Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

For More Information Contact:

Lawrence E. Donato, EVP

First Priority Financial Corp.

(484) 527-4022

ldonato@fpbk.com

First Priority Financial Corp. Provides

Notice of Redemption of

Fixed Rate Cumulative Preferred Series A and Series B and

Partial Redemption of Fixed Rate Cumulative Preferred Series C

Malvern, Pa., December 28, 2015 – First Priority Financial Corp. (“FPFC”) (OTCQX: FPBK) announced that it will redeem $6,000,000 of $9,404,000 outstanding Fixed Rate Cumulative Perpetual Preferred Stock (the “Preferred Stock”) on January 22, 2016 (the Redemption Date). All shares of outstanding Series A (4,579 shares; par value $1,000) and Series B (229 shares; par value $1,000) will be redeemed; and approximately 25.9% of Series C (1,192 shares of 4,596 shares outstanding; par value $1,000) will be redeemed. The shares of Series C have been selected for redemption on a pro rata basis. Following the completion of these redemptions, 3,404 shares of Series C Preferred Stock will remain outstanding.

The Preferred Stock was originally issued in conjunction with FPFC’s participation in 2009 in the U.S. Treasury’s TARP Capital Purchase Program and subsequently sold to private investors in 2013. The Preferred Stock will be redeemed for cash at a redemption price of $1,000.00 per share plus accrued dividends.

Notices of Redemption were sent to all holders of the Preferred Stock on December 23, 2015. As of the Redemption Date, those shares of Preferred Stock selected for redemption will no longer be deemed outstanding.

Following completion of the redemptions, the capital ratios of First Priority Financial Corp. and its banking subsidiary, First Priority Bank, will continue to exceed regulatory capital standards required to meet the capital definition of “well capitalized”.

About First Priority

First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $508 million in assets at September 30, 2015, was chartered in November, 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its eight offices in Berks, Bucks, Chester and Montgomery Counties, Pennsylvania. The common stock of First Priority Financial Corp. trades on the OTCQX marketplace, under the symbol FPBK. First Priority’s website can be accessed at http://www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.